Exhibit 23.1b

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Greenleaf Forest Products, Inc.

We hereby consent to the use in this Registration Statement on Form SB-2, Amendment 2, of our report dated October 6, 2006, relating to the balance sheet of Greenleaf Forest Products, Inc. as of June 30, 2006, and the related statements of operations, stockholders’ equity, and cash flows for the period from September 7, 2005 (inception) through June 30, 2006, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Most & Company, LLP

Most & Company, LLP

New York, NY

January 18, 2007